Exhibit 99.1

Contact:
Investors:	Media:
Risa Fisher	Kate Hahn
rfisher@webmd.net	khahn@webmd.net
212-624-3817	212-624-3760

WebMD Announces Fourth Quarter and Year End Financial Results

New York, NY (February 23, 2012)—WebMD Health Corp. (NASDAQ: WBMD), the leading source of health information, today announced financial results for the twelve and three months ended December 31, 2011.

For the twelve months ended December 31, 2011:

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Revenue was $558.8 million, compared to $534.5 million in the prior year period, an increase of 4.5%. Public portal advertising and sponsorship revenue increased 6.8% to $477.3 million. Private portal services revenue decreased 7% to $81.5 million.

•	Adjusted EBITDA was $181.2 million, compared to $173.6 million in the prior year period, an increase of 4.4%.

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Net income was $74.6 million or $1.25 per diluted share compared to $54.1 million or $0.88 per diluted share in the prior year period. Net income would have been $53.8 million or $0.90 per diluted share in the current period as compared to $61.2 million or $1.00 per diluted share in the prior year period, without the effect, in the current period, of an after-tax gain on investments of $11.7 million, after-tax transaction costs of $1.3 million and after-tax income from discontinued operations of $10.4 million and, in the prior year period, of an after-tax loss on convertible notes of $14.1 million, an after-tax gain on investments of $5.2 million and after-tax income from discontinued operations of $1.8 million.

For the three months ended December 31, 2011:

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Revenue was $150.7 million, compared to $168.5 million in the prior year period, a decrease of 10.6%. Public portal advertising and sponsorship revenue decreased 11% to $130.8 million. Private portal services revenue decreased 7.5% to $19.8 million.

•	Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) was $54.6 million, compared to $69.1 million in the prior year period, a decrease of 20.9%.

•	Net income was $19.2 million or $0.33 per diluted share compared to $36.6 million or $0.59 per diluted share in the prior year period. Net income would have been $18.0 million or $0.31 per diluted share in the current period as compared to $29.3 million or $0.48 per diluted share in the prior year period, without the effect, in the current period, of an after-tax gain on investments of $2.5 million and after-tax transaction costs of $1.3 million and, in the prior year period, of an after-tax loss on convertible notes of $3.8 million, an after-tax gain on investments of $8.3 million and after-tax income from discontinued operations of $2.8 million.

“Since being named Interim CEO six weeks ago, we have committed ourselves to prioritizing the initiatives that will best position the Company to take advantage of future growth opportunities,” said Anthony Vuolo, Interim Chief Executive Officer and Chief Financial Officer, WebMD. “The management team is working hard to ensure that alignment around our key initiatives is created across the entire organization.”

Traffic Highlights

Traffic to the WebMD Health Network continued to grow, reaching an average of 111.8 million unique users per month and total traffic of 2.32 billion page views during the fourth quarter, increases of 29% each, from a year ago. Traffic growth was primarily driven by increased traffic to WebMD owned and operated sites, which averaged 91.9 million unique users per month, and page views of 2.14 billion, increases of 33% and 30%, respectively, from a year ago. As previously disclosed, beginning on January 1, 2012, substantially all non-owned affiliate sites have been eliminated from the WebMD Health Network.

Balance Sheet Highlights

During the fourth quarter, WebMD repurchased approximately 0.8 million shares of its common stock for a total of $23.8 million.

As of December 31, 2011, WebMD had $1.1 billion in cash and cash equivalents and $800 million in aggregate principal amount of convertible notes outstanding.

Financial Guidance

Today WebMD issued updated financial guidance for 2012. For 2012, WebMD expects:

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Revenue to be approximately $500 million to $535 million, compared to $558.8 million last year. This is a decline of approximately 4% to 11% compared to 2011 and represents a larger decline than what was assumed in the Company’s preliminary outlook for 2012. The revision is primarily a result of the Company’s current visibility for pharmaceutical consumer advertising revenues that indicates a lower revenue trend than previously anticipated.

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Adjusted EBITDA to be approximately $100 million to $125 million, compared to $181.2 million last year. This represents a decline of approximately 31% to 45% compared to last year, primarily resulting from the lower revenue expectations.

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Income (loss) from continuing operations to be approximately $(2.0) million to $15.0 million, or $(0.04) to $0.26 per diluted share, compared to $53.8 million, or $0.90 per diluted share (excluding the after-tax gain on investments of $11.7 million and after-tax transaction costs of $1.3 million) in 2011.

For the first quarter of 2012, WebMD expects:

•	Revenue to be in excess of $105 million, compared to $131.6 million in the prior year period.

•	Adjusted EBITDA to be approximately 10% to 11% of revenue, compared to 28.8% in the prior year period.

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Loss from continuing operations to be approximately 9% to 13% of revenue, compared to income from continuing operations of 8.4% (which excludes an after tax gain on investments) in the prior year period.

The income (loss) from continuing operations in the first quarter and full year 2012 includes pre-tax stock compensation expense of approximately $8.0 million related to the surrender of approximately 1 million out-of-the-money stock options by WebMD’s directors and executive officers. These options are being surrendered and added to the 1.1 million shares currently available under WebMD’s existing stock option plan and will be available to attract, retain and motivate employees. Although these options are being voluntarily surrendered for no consideration, the accounting rules require that any unrecognized stock compensation amounts be immediately expensed as a result of the surrender.

WebMD is providing a schedule (attached to this press release) with additional detail.

“Clearly our near-term outlook is disappointing. However, we believe that our opportunities are significant and we will continue to invest to best position ourselves to restore and support long-term growth,” said Martin J. Wygod, Chairman, WebMD.

Analyst and Investor Conference Call

WebMD will hold a conference call with investors and analysts to discuss its fourth quarter and year end results at 4:45 p.m. (Eastern) today. The call can be accessed at www.wbmd.com (in the Investor Relations section). A replay of the audio webcast will be available at the same web address.

About WebMD

WebMD Health Corp. (NASDAQ: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers, and health plans through our public and private online portals, mobile platforms and health-focused publications.

The WebMD Health Network includes WebMD Health, Medscape, MedicineNet, emedicineHealth, RxList, theheart.org and Medscape Education.

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All statements contained in this press release and the related analyst and investor conference call, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; market opportunities and our ability to capitalize on them; and the benefits expected from new or updated products or services and from other potential sources of additional revenue. These statements speak only as of the date of this press release, are based on our current plans and expectations, and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; our relationships with customers and strategic partners; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

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This press release, and the accompanying tables, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as certain non-GAAP financial measures. The tables attached to this press release include reconciliations of these non-GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex A.

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WebMD®, Medscape®, eMedicine®, MedicineNet®, RxList®, Subimo®, Medsite®, Summex® and Medscape® Mobile are trademarks of WebMD Health Corp. or its subsidiaries.

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